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UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 6, 2001

USA BROADBAND, INC.
(Exact name of registrant as specified in its charter)

DELAWARE (State or jurisdiction of Incorporation)	000-29433 (Commission File Number)	84-1592698 (IRS Employer Incorporation)
921 Transport Way, Suite 4 Petaluma, CA 94954 (Address of principal executive offices)
(707) 762-3997 (Registrant's telephone number, including area code)
8450 E. Crescent Parkway, #100 Greenwood Village, CO 80111 (Former Name or Former Address, if Changed Since Last Report)

ITEM 4.  CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANT.

    Crouch, Bierwolf & Chisholm audited the consolidated balance sheet of USA Broadband, Inc. f/k/a Optika Investment Company, Inc. and the related statements of operations, stockholders' equity, and cash flows for the fiscal years ended September 30, 2000 and 1999, respectively. These financial statements accompanied the Company's Annual Report on Form 10-KSB for the year ended September 30, 2000 and were filed with the SEC on December 28, 2000. The report of Crouch, Bierwolf & Chisholm on such financial statements dated November 17, 2000 included a qualification regarding the Company's ability to continue as a going concern but did not contain any other adverse opinion or disclaimer of opinion and was not qualified or modified as to audit scope or accounting principles. In July 2001, the Company completed its merger with Cable Concepts, Inc. On December 6, 2001, the Company decided to engage Hein & Associates, which has served as Cable Concepts' independent auditor to serve as the Company's auditor for the fiscal year ended September 30, 2001. Thus, the Company did not renew its engagement with Crouch, Bierwolf & Chisholm.

    Hein & Associates was appointed pursuant to a recommendation of our board. During the Company's engagement of Crouch, Bierwolf & Chisholm, there were no disagreements between it and USA Broadband, Inc., whether resolved or not resolved, on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which, if not resolved to the satisfaction of Crouch, Bierwolf & Chisholm, would have caused them to make reference to the subject matter of the disagreement in connection with their report. We have provided Crouch, Bierwolf & Chisholm with a copy of the disclosure provided under this Current Report on Form 8-K, and advised it to provide us with a letter addressed to the SEC as to whether it agrees or disagrees with the disclosures made herein. Their response is filed with this Form 8-K as Exhibit 16.1.

    Prior to December 5, 2001, we did not consult with Hein & Associates regarding (i) the application of accounting principles to a specific transaction, (ii) the type of audit opinion that might be rendered by Hein & Associates, or (iii) any other matter that was the subject of an event of a disagreement between us and Crouch, Bierwolf & Chisholm as described in Regulation S-K, Item 304(a)(1)(iv).

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

(a)
Financial Statements: None.

(b)
Exhibits: 16.1 Letter on change in certifying accountant.

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

USA BROADBAND, INC.
	By:	/s/ EDWARD P. MOONEY Its: Executive Vice President
December 12, 2001

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SIGNATURES